Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	MICHAEL J. KOSS
August 19, 2010		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Posts Fourth Quarter Loss on Fees Related to Unauthorized Transactions and Financial Restatements

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone creator, has announced fiscal year-end and fourth quarter earnings for the period ended June 30, 2010.

“Koss had very challenging third and fourth quarters as we dealt with a continuing slow market in the U.S. and the costs involved with the restatements of our financial information due to the unauthorized transactions discovered in December of 2009,” Michael J. Koss, President and CEO, told employees here today.

Sales for the twelve months ended June 30, 2010 slipped 3% to $40,598,722 compared to $41,717,114 for the same period one year ago. The net loss for 2010 was $3,572,225 compared to a loss of $257,158 in 2009.  Fiscal year 2010 included $10,286,988 of unauthorized transactions that occurred from July 2009 through December 2009 as previously reported.  Also, the Company incurred a total of $1,666,986 of net charges for legal fees for investigation and defense as well as other professional fees offset by insurance proceeds relating to the unauthorized transactions.  In fiscal year 2009, there were unauthorized transactions of $8,498,434.  Diluted loss per share for the twelve months was $0.48 compared to a loss of $0.03 one year ago.

Sales for the fourth quarter ended June 30, 2010 dropped by 14% to $8,113,392 compared to $9,431,829 for the same period one year ago.  The net loss for the quarter was $423,450 compared to a loss of $1,094,567 for the fourth quarter last year.  The fourth quarter for this year included net charges of $1,116,439 related to the unauthorized transactions for legal fees for investigation and defense as well as other professional fees offset by insurance proceeds.  The fourth quarter ended June 30, 2009 included $2,716,334 of unauthorized transactions.

Fourth quarter diluted loss per share was $0.05 compared to a loss of $0.14 one year ago.

The Company’s former VP of Finance, Sujata Sachdeva, pled guilty in the criminal case filed against her, and her sentencing is currently scheduled for October 22, 2010.

“Our amended Form 10-K/A filed on June 30, 2010 chronicles the misappropriation and circumvention of the Company’s internal controls and established operating procedures by the terminated employees of the

Company’s accounting department.  The Company was actually stronger in terms of net sales and gross margins than originally reported,” Michael Koss said.

Koss went on to say that the Company will incur additional legal and professional fees related to the unauthorized transactions, but expects to recover a portion of the Company’s stolen funds through the forfeiture and sale of seized assets, and is also pursuing insurance proceeds and certain claims filed against third parties.

Despite the recent difficulties, Michael Koss noted that the Company is optimistic about the coming year and recently introduced three new models to its existing line of stereophones and earbuds. Koss will pay a dividend of $0.06 per share on October 15, 2010 to shareholders of record on September 30, 2010.

Koss Corporation designs, manufactures and markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Twelve Months
Period Ended June 30	2010	2009	2010	2009
Net sales	$8,113,392	$9,431,829	$40,598,722	$41,717,114
Cost of goods sold	5,116,607	5,528,184	23,730,311	23,168,422
Gross profit	2,996,785	3,903,645	16,868,411	18,548,692
Operating Expenses:
Selling, general and administrative expense	2,269,250	2,679,280	9,870,204	10,390,352
Unauthorized transactions	—	2,716,334	10,286,988	8,498,434
Unauthorized transaction related costs and recoveries, net	1,116,439	—	1,666,986	—
Total Operating Expenses	3,385,689	5,395,614	21,824,178	18,888,786
Loss from operations	(388,904)	(1,491,969)	(4,955,767)	(340,094)
Other Income (Expense):
Royalty income	—	—	—	208,750
Interest income	228	1	263	15,503
Interest expense	(119,531)	(50,450)	(429,138)	(216,751)
Total Other (Expense) Income, net	(119,303)	(50,449)	(428,875)	7,502
Loss before income tax benefit	(508,207)	(1,542,418)	(5,384,642)	(332,592)
Income tax benefit	(84,757)	(447,851)	(1,812,417)	(75,434)
Net loss	$(423,450)	$(1,094,567)	$(3,572,225)	$(257,158)
Loss per common share:
Basic	$(0.05)	$(0.14)	$(0.48)	$(0.03)
Diluted	$(0.05)	$(0.14)	$(0.48)	$(0.03)
Dividends declared per common share	$0.06	$0.065	$0.245	$0.26